Exhibit 10.28

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of January 3, 2018 (the “Effective Date”) by and between InVivo Therapeutics Holdings Corp., a Nevada corporation having an address of One Kendall Square, Suite B14402, Cambridge, MA 02139 (“InVivo”), and Mark D. Perrin, an individual (“Consultant”).

WHEREAS, InVivo operates a business that develops, markets and distributes certain products for the treatment of neurological diseases and has a specialized focus on spinal cord injuries; and

WHEREAS, InVivo desires to retain Consultant as an independent contractor to provide the services specified herein, and Consultant wishes to be retained for such purposes on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth herein, the parties agree as follows:

1.                                             Services.  Consultant agrees to perform the services listed in Exhibit A hereto, as such may be amended in writing from time to time by the parties in accordance with the terms set forth herein (the “Services”).

2.                                             Payment.  In consideration of the Services performed by Consultant, InVivo agrees to pay Consultant in accordance with the payment schedule listed in Exhibit A hereto, as such may be amended from time to time by the parties in accordance with the terms set forth herein.   No other amounts shall be payable by InVivo to Consultant.

3.                                             Warranties of Consultant. Consultant warrants that (a) the Services performed hereunder will be performed in accordance with any statutes, regulations, ordinances or  contracts applicable to the Services covered hereunder, and will be performed in accordance with ordinary business custom and usage; (b) no deliverable shall contain any material owned by any third party, except as disclosed to InVivo in writing prior to Consultant’s incorporating such material into any deliverable, and that as to any such material, Consultant shall have all rights necessary to provide to InVivo the full, unrestricted benefits to such material as incorporated into the deliverable, including without limitation the right to use, market, distribute and copy, and to provide such rights to others; and (c) any Work Product (as defined in Section 8) shall not infringe any third party patent, copyright, trademark or misappropriate any third party trade secret or other intellectual property right.

4.                                             Term; Termination. This Agreement shall have a term of six (6) months commencing on the Effective Date (the “Initial Term”), provided that InVivo or Consultant may terminate this Agreement at any time, with or without cause.   This Agreement may be renewed for subsequent terms, provided that Consultant and InVivo agree upon such renewal in writing at least thirty (30) days prior to the expiration of the Initial Term or any subsequent terms. Upon termination of this Agreement, InVivo shall pay Consultant all unpaid amounts due for Services completed prior to termination. Any remedies for breach of this Agreement shall survive any termination or expiration.

5.                                             Relationship of the Parties.   Notwithstanding any provision hereof, for all purposes of this Agreement, each party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract.  InVivo will record payments to Consultant on, and provide to Consultant, an Internal Revenue Service Form 1099, and InVivo will not withhold any federal, state or local employment taxes on Consultant’s behalf. Accordingly, Consultant is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers’ Compensation Insurance; and Consultant agrees to defend, indemnify and hold InVivo harmless from any and all claims, damages, liability, attorneys’ fees and expenses on account of (i) an alleged failure by Consultant to satisfy any such obligations or any other obligation (under this Agreement or otherwise) or (ii) any other action or inaction of Consultant.  Consultant will not be considered an employee for purposes of any InVivo employment policy or any employment benefit plan, and Consultant will not be entitled to any benefits under any such policy or benefit plan.

6.                                             Assignment.  This Agreement and the Services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the prior written consent of InVivo. Any attempt to do so shall be void.

7.                                             Notices.  All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth below:

InVivo Therapeutics

Attn: Christopher McNulty, CFO

One Kendall Square, Suite B14402

Cambridge, MA 02139

Mark D. Perrin

8.                                             Rights in Work Product.  All documentation, algorithms, program code, any inventions and ideas, written material or other property, tangible or intangible, arising out of or resulting from Consultant’s performance of this Agreement and all proprietary rights thereto, including copyright rights therein, (the “Work Product”) shall belong to InVivo immediately upon development.  As to copyrights, Consultant agrees that all deliverables shall be deemed a “work made for hire” and that InVivo shall be deemed the author thereof for copyright purposes; provided, however, that if any deliverable is at any time determined to not be a work made for hire, this Agreement shall be deemed an irrevocable assignment of the copyright to the entire Work Product. Consultant shall at the request of InVivo execute all documents as are required to vest such ownership in InVivo. Consultant irrevocably appoints InVivo as Consultant’s attorney-in-fact to execute all such documents as are required by this Section.  Consultant shall treat all Work Product as Confidential Information of InVivo under Section 10 below.

9.                                             Confidential Information.  Any specifications, drawings, sketches, models, samples, data, computer programs or documentation, algorithms, program code, customer information or other technical or business  information,  (hereinafter  referred  to  as  “Confidential  Information”)  furnished  or  disclosed  to Consultant hereunder shall be deemed the property of and, when in tangible form, shall be returned to InVivo. Consultant recognizes and acknowledges that in the course of performing the Services, Consultant will have access to Confidential Information. Consultant will not use Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of InVivo or disclose any Confidential Information to any third party, including but not limited to trading in InVivo’s securities. Confidential Information shall remain the sole property of InVivo. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. Without InVivo’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with InVivo.

10.                                      No Insider Trading.  Consultant is aware of and agrees to comply with the restrictions imposed by federal securities laws on the purchase or sale of InVivo’s securities by any person who has received material non-public information from or on behalf of InVivo and on the communication of such information to any other person when it is reasonably foreseeable that such other person may purchase or sell InVivo’s securities while in possession of such information.

11.                                      No Conflicts.   Consultant hereby represents and warrants that Consultant has no commitments or obligations inconsistent with this Agreement.  Consultant hereby agrees to indemnify and hold InVivo harmless against any loss, damage, liability  or  expense  arising  from  any  claim  based  upon circumstances alleged to be inconsistent with such representation and warranty. During the period during which Consultant’s services are engaged by InVivo, Consultant will not enter into any Agreement (oral or written) which may be in conflict with this Agreement.

12.                                      Return of Property.   Upon InVivo’s request, Consultant shall, within five (5) calendar days of the date this Agreement terminates and regardless of the reason for the termination, return to InVivo all of InVivo’s property in Consultant’s possession or under Consultant’s control, including, but not limited to, computer hardware, software, and Confidential Information (regardless of how it is maintained) and any copies thereof.

13.                                      Miscellaneous.  Any breach of Section 10 will cause irreparable harm to InVivo for which damages would not be an adequate remedy, and, therefore, InVivo will be entitled to injunctive relief with respect thereto in addition to any other remedies.  The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.  No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws provisions thereof.  Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the federal courts located within the Commonwealth of Massachusetts.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.  In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees.  This Agreement, together with Sections 5-8 of the Employment Agreement, constitutes the entire agreement of the parties hereto on the subject matter of this Agreement, and all previous communications between the parties, whether written or oral with reference to the subject matter of this Agreement, are hereby canceled and superseded.  Sections 3, 5, 8, 9, 12 and 13 shall survive the termination or expiration of this Agreement for any reason. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Consultant shall not advertise, market or otherwise make known to others any information relating to the services performed under this Agreement, including mentioning or implying the name of InVivo, or any of its personnel, without prior written consent of InVivo.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVIVO THERAPEUTICS HOLDINGS CORP.		CONSULTANT

By:	/s/ Jay Blackington	/s/ Mark. D Perrin
Name:	Jay Blackington	Name: Mark D. Perrin
Title:	VP, Human Resources

EXHIBIT A

SERVICES

Consultant shall provide expert advice on an as-needed basis to Company’s management and Board of Directors on various topics.

FEES

InVivo will pay Consultant at an hourly rate of $395 for Services performed under this Agreement.